Exhibit 99.2

Farmer Bros. Board Declares Dividend

TORRANCE, Calif., Mar 01, 2010 (BUSINESS WIRE) — Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors approved payment of a dividend of $0.11 1/2 per share for stockholders of record on April 23, 2010, payable on May 10, 2010.

About Farmer Bros. Co.

Farmer Bros. Co. is the nation’s largest direct store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 contiguous states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbros.com.

SOURCE: Farmer Bros. Co.

Abernathy MacGregor Group

Jim Lucas, 213-630-6550